AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT

     THIS AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT (this "Amendment"), made this 7th day of December, 2017 (the "Amendment Effective Date"), by and among The Advisors' Inner Circle Fund III, a statutory trust formed under the laws of the State of Delaware (the "Trust"), SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the "Administrator"), and each investment advisor (each an "Investment Advisor") that executes a Series Schedule to the Agreement. Each Investment Advisor shall be a limited party to this Amendment solely in respect of its rights and obligations as specifically set forth in the Agreement and in respect of the Funds indicated in its applicable Series Schedule. Each Series Schedule, as may be amended from time to time, shall be considered a part of this Amendment.

WHEREAS:

     1. The Trust and the Administrator entered into an Administration Agreement, dated as of February 12, 2014, as amended (the "Agreement"), pursuant to which, among other things, the Administrator agreed to provide certain administration services to the Funds of the Trust; and

     2. The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINED TERMS. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.   Section 4 (Representations, Warranties and Covenants of the
     Administrator). Section 4 of the Agreement is hereby amended to add a new
     Section 4.02 "Cybersecurity" to the Agreement as set forth in Attachment 1 hereto.

3. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator of the Funds and each of their respective permitted successors and assigns.

6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the Amendment Effective Date.

ADMINISTRATOR:                               TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES        THE ADVISORS' INNER CIRCLE FUND III


By: /s/ John Alshefski                       By: /s/ Michael Beattie
----------------------                       -----------------------
Name: John Alshefski                         Name: Michael Beattie
Title: SVP                                   Title: President





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                                  ATTACHMENT 1

4.02 Cybersecurity. The Administrator represents, warrants, covenants and agrees that:

       4.02.01 from the Effective Date and for so long as this Agreement is in effect, (i) it has access to and shall maintain the facilities, computers, equipment, and personnel reasonably necessary to perform its duties and obligations under this Agreement and (ii) it has implemented a written information security program that includes commercially reasonable administrative, technical and physical safeguards designed to protect the safety, security and confidentiality of information of its clients;

       4.02.02 the Administrator's use and dissemination of personal information in connection with the Administrator's business shall be conducted in accordance in all material respects with applicable privacy policies published or otherwise adopted by the Administrator and laws applicable to the Administrator;

       4.02.03 it shall: (i) take Reasonable Steps to ensure that information of and about the Trust or any of the Trust's investors is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) take Reasonable Steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties; (iii) encrypt all such information while in transit outside of the Administrator's computing systems or networks; and (iv) maintain business continuity controls and plans that are reviewed not less than annually. Without limiting the foregoing, the Administrator shall provide in writing to the Trust, upon reasonable request: (w) a summary of its then current written information security program;
               (x) confirmation that, to the Administrator's knowledge, no unauthorized access, interruption or modification to, loss, or destruction of Confidential Information of the Trust or non-public personal information provided by or on behalf of the Trust (each, a "Data Breach") has occurred; (y) a current summary of its business continuity / disaster recovery plan and the results of the most recent test of such business continuity / disaster recovery plan; and (z) a written privacy policy governing the manner by which the Administrator collects, uses and transfers "nonpublic personal information" (as defined in such published privacy policy) and other Confidential Information. As used herein, "Reasonable Steps" means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

       4.02.04 it shall notify the Trust as soon as reasonably practicable after: (i) the Administrator becomes aware of any Data Breach, and shall provide information about such Data Breach as reasonably requested by the Trust.